Exhibit 5.1

OPINION RE:  LEGALITY
October 2, 2013
Investors Real Estate Trust 1400 31st Avenue SW, Suite 60 Minot, North Dakota 58702

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion letter dated October 2, 2013 is delivered in connection with and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the "Registration Statement") filed on October 2, 2013 by Investors Real Estate Trust, a North Dakota real estate investment trust (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of 166,667 common shares of beneficial interest, no par value per share (all, or a portion thereof, depending upon the context, the "Shares")  to be sold by the selling shareholders listed in the Registration Statement  ("Selling Shareholders"). The Shares may be issued from time to time by the Company to the extent that the Selling Shareholders, which hold units of limited partnership interest (the "LP Units") in IRET Properties, a North Dakota Limited Partnership (the "Operating Partnership"), in accordance with the terms of the Agreement of Limited Partnership of IRET Properties, a North Dakota Limited Partnership, dated January 31, 1997, as amended (the "Partnership Agreement"), tender the LP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered LP Units in exchange for the Shares.

In furnishing this opinion, we have examined copies of the Registration Statement, the Articles of Amendment and Third Restated Declaration of Trust of the Company, the Third Restated Trustees' Regulations (Bylaws) of the Company, and the Partnership Agreement each as amended or supplemented from the time to time, and the minutes of the meeting of the Board of Trustees authorizing the issuance of the Shares. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of each natural person signatory to any of the documents reviewed by us; (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and (iv) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System ("EDGAR"), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.  As to factual matters, we have relied, without independent verification, upon the accuracy of the certificates of officers of the Company and the certificates and oral advice of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued in exchange for the LP Units as provided in the Partnership Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of North Dakota and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of North Dakota.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

LEONARD, STREET AND DEINARD

/s/ William R. Syverson